EXHIBIT 99.1

NEWS

Omega Protein Files 12b-25 Notice to Extend

the Filing Due Date of its Third Quarter Form 10-Q

HOUSTON, November 9, 2005 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it has filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission (“SEC”), in order to extend the filing due date for its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2005. This filing extends the November 9, 2005 filing due date for up to five days under SEC rules. The Company expects to file its third quarter Form 10-Q within the five-day extension period.

As previously reported, the Company has suffered wind and flood damage to three of its four fishing processing facilities as a result of Hurricanes Katrina and Rita. The Company requires additional time to ensure that its estimates of damage amounts and insurance recoveries from these two hurricanes will be accurate.

The Company currently estimates that it will report a pre-tax loss resulting from natural disaster for the quarter ended September 30, 2005 of approximately $13.2 million due to events caused by the hurricanes. The loss is expected to include damaged fish meal inventory, write-off of unallocated inventory cost pool, write-off of property and equipment, net of depreciation, accruals of damages to property and equipment, and incurred clean-up costs. This pre-tax loss will reduce the Company’s currently expected pre-tax net income of approximately $3.7 million for the third quarter from ongoing operations, resulting in an estimated pre-tax loss of $9.5 million for the third quarter.

A substantial portion of the items contributing to the loss resulting from natural disaster will be based upon on estimates and assumptions. Actual amounts, when available, could differ materially from those estimates and changes to those estimates could have a material affect on the Company’s future financial statements.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, (1) the possibility that the Company’s preliminary estimates and assumptions for its calculation of the loss resulting from natural disaster could be incorrect; (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Significant Factors That May Affect Forward-Looking Statements” and “–Seasonality and Quarterly Results.”

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com